Exhibit 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

May 22, 2017

Pulse Biosciences, Inc.

849 Mitten Road, Suite 104

Burlingame, CA 94010

Re:Registration of Common Stock of Pulse Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Pulse Biosciences, Inc., a Nevada corporation (the "Company"), in connection with the registration under a Registration Statement on Form S-8 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of  2,881,218  shares of common stock, par value $.001 per share of the Company ("Common Stock") consisting of (i) 2,096,518 shares of Common Stock that may be issued by the Company pursuant to the Company's 2017 Equity Incentive Plan (the "2017 EIP"), (ii) 534,700 shares of Common Stock that may be issued by the Company pursuant to equity awards outstanding under the 2017 EIP (all such shares of Common Stock that may be issued pursuant to the 2017 EIP, the "EIP Shares"), and (iii)  250,000 shares of Common Stock that may be issued by the Company pursuant to the Company's 2017 Employee Stock Purchase Plan (the "2017 ESPP") (all such shares of Common Stock that may be issued pursuant to the 2017 ESPP, the "ESPP Shares").

We have examined originals or copies of each of the documents listed below:

1.The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.Resolutions of the Board of Directors of the Company relating to the 2017 EIP and the 2017 ESPP, as certified by an officer of the Company as of the date hereof;

4.The 2017 EIP;

12892845.2/044767.0001

Pulse Biosciences, Inc.

Re:Registration of Common Stock

May 22, 2017

5.The 2017 ESPP; and

6.The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the shares of Common Stock being registered under the Registration Statement  are issued, there will be sufficient authorized but unissued Common Stock available to allow for such issuance.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.Issuance of the EIP Shares has been duly authorized by the Company and, when  issued in accordance with the terms of the 2017 EIP,  the EIP Shares will be validly issued, fully paid and nonassessable.

2.Issuance of the ESPP Shares has been duly authorized by the Company and, when issued in accordance with the terms of the 2017 ESPP, the ESPP Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

12892845.1/044767.0001

Pulse Biosciences, Inc.

Re:Registration of Common Stock

May 22, 2017

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CE/dl

12892845.1/044767.0001